Exhibit No. 11.2

ARMSTRONG WORLD INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATION FOR DILUTED EARNINGS PER SHARE

(AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)

	Three Months Ended December 31, 2006	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Diluted earnings per share
Net earnings	$2.2	n/a	n/a	n/a

Average number of common shares outstanding	55.0	n/a	n/a	n/a
Average number of common shares issuable under stock options or restricted stock grants	0.3	n/a	n/a	n/a

Average number of common and common stock equivalents outstanding	55.3	n/a	n/a	n/a

Diluted earnings per share	$0.04	n/a	n/a	n/a